Exhibit 99.1

NEWS RELEASE

Nabors Announces First Quarter Results

Nabors’ 1Q 2013 EPS Equals $0.33 per Share, Inclusive of Gains and a Lower Tax Rate

HAMILTON, Bermuda, April 23, 2013 — Nabors Industries Ltd. (NYSE:NBR) today reported its financial results for the first quarter of 2013.  Adjusted income derived from operating activities was $149.6 million, compared to $315.5 million in the first quarter of 2012 and $149.8 million in the fourth quarter of 2012.  Operating cash flow (EBITDA) was $423.0 million for the first quarter compared to $563.2 million and $427.0 million, respectively, in the first and fourth quarters of last year.  Net income from continuing operations was $97.2 million ($0.33 per diluted share), compared to $142.6 million ($0.49 per diluted share) in the first quarter of 2012 and $129.3 million ($0.44 per diluted share) in the fourth quarter of 2012.  Operating revenues and earnings from unconsolidated affiliates for this quarter totaled $1.58 billion, compared to $1.82 billion in the comparable quarter of the prior year and $1.60 billion in the fourth quarter of 2012.  First quarter results included a gain on the sale of a large portion of marketable securities net of charges related to the previously disclosed CEO employment contract restructuring.  The quarter’s results also benefited from a lower effective tax rate, principally attributable to the settlement of a long outstanding tax dispute.

Tony Petrello, Nabors’ Chairman, President & CEO, commented, “Operating income and cash flow were essentially flat compared to the fourth quarter, as improved results in Production Services coupled with the seasonal peak in Canada were offset by a sharp decline in Completion Services and more moderate declines in our U.S. and International drilling operations.  The anticipated seasonal trough in Completion Services was exacerbated by the slow restart of activity following the holidays and the series of late winter storms across the areas where a majority of our operations are located.  Despite the slow start, we expect our performance to improve later this year as we begin to restore operating leverage across our Production Services and drilling operations.”

“Our initiatives to streamline and consolidate our operations are reflected in an enhanced reporting format beginning this quarter.  This format reflects the way in which we now analyze our businesses and provides better visibility into the cash contribution of each of our segments.”

To facilitate historical comparisons, the Company will post a downloadable Excel worksheet with three years of reformatted results to its website at www.nabors.com.

DRILLING & RIG SERVICES

In the Company’s Drilling & Rig Services business line, revenues were essentially flat with the fourth quarter at $1.1 billion, as were operating cash flow and income at $356.7 and $137.3 million, respectively.  Aggregate rig activity increased sequentially from 346 to 352 rigs, while daily per rig margins declined approximately $153 to average $11,987.

U.S. Drilling

Improved results in the Gulf of Mexico coupled with seasonally higher results in Alaska mostly offset the anticipated sharp decline in the U.S. Lower 48 portion of this segment.  Revenues for the quarter were $484.8 million, generating $184.9 million in operating cash flow and $77.6 million in operating income.  The U.S. Lower 48 rig count bottomed in mid-February at 165 rigs and has since increased by 16 to 177 rigs, three of which are recently deployed PACE®-X rigs.  An additional two PACE®-X rig commitments were secured during the quarter, bringing the total number of PACE®-X contract awards to 19 since the beginning of 2012 and the total number of contract awards for new rigs to 23 during the same period.  This segment expects to see even lower results in the second quarter as the Alaska winter season winds down and spot market pricing impacts on revenue become fully realized in the U.S. Lower 48 operations.  Activity in the Gulf of Mexico is gradually improving, although seasonally weak activity is expected from June through October due to hurricane season.  The new 4,600 horsepower deepwater platform rig we are building is in the final stages of commissioning after which it will be used for training until its planned mobilization later in the year.  The recent

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passage of favorable tax legislation in Alaska is expected to spur plans for new activity, with Nabors in line to be a major beneficiary.  Activity should begin later this year and increase for at least two or three years.  Regaining lost market share in the U.S. Lower 48 is a priority and should result in increasing operating leverage as rig count is restored, especially since a large portion of the fleet has already been renewed at spot market rates.

Canada Drilling

The first quarter represented the customary seasonal peak in Canada, although results were short of expectations and historical highs as customers curtailed plans and concluded projects earlier than usual, despite favorable weather.  Cash flow constraints continue to limit this market, with little upside expected until natural gas prices improve or LNG export timing becomes more visible.  Despite the challenging market, a new rig was recently deployed under a term contract, and two deep capacity rigs have been readied for a recent award.  Inquiries for rigs to drill in support of anticipated LNG exports have increased and Nabors is well positioned to capitalize on these opportunities.

International Drilling

Sequential results were down slightly in our International operations, as startup and unfavorable rig move costs offset the initial contribution of the increase in rig activity which was comprised of one land and 2.4 offshore rigs.  Extraordinary and unanticipated cost issues offset a number of recent positive developments.  Among the more significant issues are excessive costs in Iraq and Yemen, higher labor costs in the Middle East and North Africa, delays in restarting rigs in Algeria and lower activity in certain Latin American countries.  These issues are beginning to dissipate and should be gradually extinguished over the intermediate term.

A number of positive developments are emerging.  Availability of high specification rigs is becoming limited in the Middle East region, and rates are improving significantly as contracts renew.  The Company has received incremental inquiries for a large number of high-specification rigs, with more anticipated in the near future.  The number of available rigs in this class is insufficient to meet this prospective demand, causing the Company to anticipate significant demand for new or upgraded rigs.  Nabors is well suited to meet new build requirements, and also owns the majority of the rigs eligible for upgrading.  The Company recently received awards for the startup of two existing offshore platform rigs in Latin America, resumed operations with one of its idle jackups in the Arabian Gulf, is restarting rigs in Algeria and is achieving improvements in Iraq and Yemen.  The impact of these developments should begin to be reflected in second-half results.

Rig Services

Sequential results in Rig Services improved with seasonally strong activity in Alaska oilfield hauling and construction more than offsetting lower results in Canrig.  Fewer capital equipment shipments and reduced rental and field services activity in Canrig were in line with the lower levels of land rig activity and reduced new build construction in the U.S. and Canada.  The second quarter is expected to show lower results with the end of winter activity in Alaska, despite some improvement in Canrig.

COMPLETION & PRODUCTION SERVICES

In the Company’s Completion & Production Services business line, revenues decreased to $513.7 million compared to $544.2 million in the fourth quarter.  This decrease resulted in a significant decrease in both segment EBITDA and operating income, which were $97.8 million and $43.8 million, respectively.  The lower results were attributable to lower seasonal utilization in Completion Services, resulting in suppressed margins due to higher unrecovered costs.  This more than offset the increase in Production Services as it recovered from its seasonally weak fourth quarter.

Completion Services

First quarter results in the completion services segment were even weaker than expected with the slow restart of activity exacerbated by the recent series of late winter storms.  While industry activity is improving modestly, the competition for each incremental project is still intense.  Modest improvement is expected in the second quarter as utilization and margins recover, although the potential for continued pricing pressure exists.

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Production Services

This operation saw a modest improvement sequentially, with improving activity in the U.S. and seasonally high activity in Canada, despite a slow start to the year in the U.S. following the late fourth quarter stall in activity and difficult weather in its northern districts.  Modest improvement is anticipated in the second quarter on higher expected activity in the U.S., even though the recent release of a large number of rigs by a major operator in multiple areas has disrupted the market and seasonality will weaken Canada results.  Longer term, the outlook for this segment remains promising as the population of oil and liquids wells continues to grow.

Summary

Mr. Petrello summarized the results and outlook, “We remain focused on our goal of improving our performance, both financially and operationally.  Our financial position remains solid despite lower operating cash flow and over $200 million in cash outflows during the quarter for semi-annual interest payments, a technology acquisition and other less significant one-time expenditures.  Operationally, we continue to set records across numerous areas, and develop and adopt numerous performance enhancing technologies.

“We believe technology differentiation will be increasingly relevant in the future and will consist of both increased automation of the surface-based rig functions, and ultimately the downhole drilling processes.  Nabors has all of the relevant resources under one roof to be a leader in this effort.  To date we deployed three of our new PACE®-X series of rigs and are approaching completion of our sophisticated deepwater platform rig.  All of these rigs incorporate the latest performance-enhancing technology, most of which is produced by Canrig.  Our U.S. Lower 48 customers are increasingly incorporating pad drilling capability into their requirements and we continue to invest in not only new pad capable rigs but also in the retrofitting of our existing fleet.  Pad drilling is expanding rapidly and is a differentiator over the near term.  Nabors pioneered pad drilling in the 1970s and has the largest complement of the industry’s pad-capable rigs, particularly walking style rigs.

“The near term remains challenging across all of our markets.  Although cost issues are beginning to abate internationally, North American contract renewal and spot rates remain under pressure across all classes of rigs and all regions, as we have articulated since last summer.  Despite these challenging conditions, we are encouraged by the increasing visibility of a meaningful improvement in our results later this year.”

About Nabors

The Nabors companies own and operate approximately 473 land drilling rigs throughout the world and approximately 546 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 37 platform rigs, 7 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

For further information, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038.  To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2013	2012	2012

Revenues and other income:
Operating revenues	$1,578,645	$1,890,426	$1,595,614
Earnings (losses) from unconsolidated affiliates	2,895	(68,669)	1,193
Investment income (loss)	79,421	20,252	30,293
Total revenues and other income	1,660,961	1,842,009	1,627,100

Costs and other deductions:
Direct costs	1,026,042	1,184,816	1,039,050
General and administrative expenses	132,545	136,346	130,723
Depreciation and amortization	273,365	247,621	277,283
Interest expense	60,008	62,654	61,835
Losses (gains) on sales and disposals of long-lived assets and other expense (income), net	59,807	(1,840)	(15,590)
Total costs and other deductions	1,551,767	1,629,597	1,493,301

Income (loss) from continuing operations before income taxes	109,194	212,412	133,799

Income tax expense (benefit)	11,272	69,044	3,777

Subsidiary preferred stock dividend	750	750	750

Income (loss) from continuing operations, net of tax	97,172	142,618	129,272
Income (loss) from discontinued operations, net of tax	2,046	(8,795)	(101,121)

Net income (loss)	99,218	133,823	28,151
Less: Net (income) loss attributable to noncontrolling interest	(97)	267	(1,074)
Net income (loss) attributable to Nabors	$99,121	$134,090	$27,077

Earnings (losses) per share: (1)
Basic from continuing operations	$.33	$.50	$.44
Basic from discontinued operations	.01	(.04)	(.35)
Basic	$.34	$.46	$.09

Diluted from continuing operations	$.33	$.49	$.44
Diluted from discontinued operations	—	(.03)	(.35)
Diluted	$.33	$.46	$.09

Weighted-average number of common shares outstanding: (1)
Basic	291,687	288,538	290,394
Diluted	294,170	291,709	292,421

Adjusted EBITDA from continuing operations (2)	$422,953	$563,157	$427,034

Adjusted income (loss) derived from operating activities from continuing operations (3)	$149,588	$315,536	$149,751

(1)           See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(2)           Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.

(3)           Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for those amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of non-GAAP Financial Measures to Income (loss) from continuing operations before income taxes”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	March 31,	December 31,
(In thousands, except ratios)	2013	2012

ASSETS
Current assets:
Cash and short-term investments	$690,480	$778,204
Accounts receivable, net	1,434,530	1,382,623
Assets held for sale	385,133	383,857
Other current assets	608,555	588,173
Total current assets	3,118,698	3,132,857
Long-term investments and other receivables	3,910	4,269
Property, plant and equipment, net	8,641,947	8,712,088
Goodwill	487,760	472,326
Investment in unconsolidated affiliates	64,598	61,690
Other long-term assets	268,544	272,792
Total assets	$12,585,457	$12,656,022

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$435	$364
Other current liabilities	1,090,711	1,132,018
Total current liabilities	1,091,146	1,132,382
Long-term debt	4,379,758	4,379,336
Other long-term liabilities	1,060,680	1,117,999
Total liabilities	6,531,584	6,629,717

Subsidiary preferred stock (1)	69,188	69,188

Equity:
Shareholders’ equity	5,973,814	5,944,929
Noncontrolling interest	10,871	12,188
Total equity	5,984,685	5,957,117
Total liabilities and equity	$12,585,457	$12,656,022

(1)  Represents subsidiary preferred stock from acquisition in September 2010. 75,000 shares of such stock are outstanding and pay quarterly dividends at an annual rate of 4%.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

SEGMENT REPORTING

(Unaudited)

The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended
	March 31,		December 31,
(In thousands, except rig activity)	2013	2012	2012

Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates from continuing operations: (1)
Drilling and Rig Services:
U.S.	$484,773	$627,105	$495,154
Canada	126,867	144,735	115,668
International	321,516	306,465	324,728
Rig Services (2)	179,310	241,758	180,467
Subtotal Drilling and Rig Services (3)	1,112,466	1,320,063	1,116,017

Completion and Production Services:
Production Services	251,571	257,259	248,407
Completion Services	262,138	398,036	295,827
Subtotal Completion and Production Services (4)	513,709	655,295	544,234

Other reconciling items (5)	(44,635)	(153,601)	(63,444)
Total operating revenues and earnings (losses) from unconsolidated affiliates	$1,581,540	$1,821,757	$1,596,807

Adjusted EBITDA from continuing operations: (1) (6)
Drilling and Rig Services:
U.S.	$184,859	$257,964	$190,877
Canada	45,531	58,184	42,360
International	106,514	97,250	110,661
Rig Services (2)	19,784	41,827	15,991
Subtotal Drilling and Rig Services (3)	356,688	455,225	359,889

Completion and Production Services:
Production Services	51,118	53,374	47,369
Completion Services	46,724	93,186	60,363
Subtotal Completion and Production Services (4)	97,842	146,560	107,732

Other reconciling items (7)	(31,577)	(38,628)	(40,587)
Total adjusted EBITDA	$422,953	$563,157	$427,034

Adjusted income (loss) derived from operating activities from continuing operations: (1) (8)
Drilling and Rig Services:
U.S.	$77,595	$166,733	$82,603
Canada	30,518	43,146	27,064
International	21,469	21,138	23,388
Rig Services (2)	7,737	29,846	4,829
Subtotal Drilling and Rig Services (3)	137,319	260,863	137,884

Completion and Production Services:
Production Services	26,014	28,029	21,374
Completion Services	17,756	64,860	30,296
Subtotal Completion and Production Services (4)	43,770	92,889	51,670

Other reconciling items (7)	(31,501)	(38,216)	(39,803)
Total adjusted income (loss) derived from operating activities	$149,588	$315,536	$149,751

Rig activity:
Rig years: (9)
U.S.	189.6	239.1	190.3
Canada	40.0	48.7	36.3
International (10)	122.7	117.7	119.3
Total rig years	352.3	405.5	345.9
Rig hours: (11)
U.S. Production Services	212,298	213,026	202,368
Canada Production Services	48,027	57,044	44,582
Total rig hours	260,325	270,070	246,950

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(1)                     All periods present the operating activities of our wholly owned oil and gas businesses in the United States, Canada and Colombia, our equity interests in joint ventures in Canada and Colombia, and our aircraft logistics operations in Canada as discontinued operations.

(2)                     Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction services. These services represent our other companies that are not aggregated into a reportable operating segment.

(3)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $2.8 million, $(6.1) million and $.7 million for the three months ended March 31, 2013 and 2012 and December 31, 2012, respectively.

(4)                     Includes earnings (losses), net from unconsolidated affiliates, accounted for using the equity method, of $.1 million and $.5 million for the three months ended March 31, 2013 and December 31, 2012, respectively.

(5)                     Represents the elimination of inter-segment transactions and earnings (losses), net from the U.S. unconsolidated oil and gas joint venture, accounted for using the equity method of $(62.6) million for the three months ended March 31, 2012. In December 2012, we sold our equity interest in the oil and gas joint venture.

(6)                     Adjusted EBITDA is computed by subtracting the sum of direct costs, general and administrative expenses, earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. There are limitations inherent in using adjusted EBITDA as a measure of overall profitability because it excludes significant expense items. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted EBITDA and adjusted income (loss) derived from operating activities, because we believe that these financial measures accurately reflect our ongoing profitability. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. To compensate for the limitations in utilizing adjusted EBITDA as an operating measure, management also uses GAAP measures of performance, including income from continuing operations and net income, to evaluate performance, but only with respect to the Company as a whole and not on a segment basis.  A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of non-GAAP Financial Measures to Income (loss) from continuing operations before income taxes.”

(7)                     Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(8)                     Adjusted income (loss) derived from operating activities is computed by subtracting the sum of direct costs, general and administrative expenses, depreciation and amortization and earnings (losses) from the U.S. oil and gas joint venture from the sum of Operating revenues and Earnings (losses) from unconsolidated affiliates. These amounts should not be used as a substitute for the amounts reported in accordance with GAAP. However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income (loss) derived from operating activities, because it believes that these financial measures accurately reflect our ongoing profitability. A reconciliation of this non-GAAP measure to income (loss) from continuing operations before income taxes, which is a GAAP measure, is provided in the table set forth immediately following the heading “Reconciliation of non-GAAP Financial Measures to Income (loss) from continuing operations before income taxes.”

(9)                     Excludes well-servicing rigs, which are measured in rig hours.  Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates.  Rig years represent a measure of the number of equivalent rigs operating during a given period.  For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(10)              International rig years includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates, which totaled 2.5 years during each of the three months ended March 31, 2013 and 2012 and December 31, 2012.

(11)              Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES

(Unaudited)

	Three Months Ended
	March 31,		December 31,
(In thousands)	2013	2012	2012

Adjusted EBITDA from continuing operations	$422,953	$563,157	$427,034
Less: Depreciation and amortization	273,365	247,621	277,283
Adjusted income (loss) derived from operating activities from continuing operations	149,588	315,536	149,751

U.S. oil and gas joint venture earnings (losses)	—	(62,562)	—
Interest expense	(60,008)	(62,654)	(61,835)
Investment income (loss)	79,421	20,252	30,293
Gains (losses) on sales and disposals of long-lived assets and other income (expense), net	(59,807)	1,840	15,590
Income from continuing operations before income taxes	$109,194	$212,412	$133,799

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES

COMPUTATION OF EARNINGS (LOSSES) PER SHARE

(Unaudited)

A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended
	March 31,		December 31,
(In thousands, except per share amounts)	2013	2012	2012

Net income (loss) attributable to Nabors (numerator):
Income (loss) from continuing operations, net of tax	$97,172	$142,618	$129,272
Less: net (income) loss attributable to noncontrolling interest	(97)	267	(1,074)
Less: earnings allocated to unvested shareholders	(814)	—	—
Adjusted income (loss) from continuing operations - basic and diluted	$96,261	$142,885	$128,198
Income (loss) from discontinued operations, net of tax	2,046	(8,795)	(101,121)
	$98,307	$134,090	$27,077

Earnings (losses) per share:
Basic from continuing operations	$.33	$.50	$.44
Basic from discontinued operations	.01	(.04)	(.35)
Total Basic	$.34	$.46	$.09

Diluted from continuing operations	$.33	$.49	$.44
Diluted from discontinued operations	—	(.03)	(.35)
Total Diluted	$.33	$.46	$.09

Shares (denominator):
Weighted-average number of shares outstanding-basic	291,687	288,538	290,394
Net effect of dilutive stock options, warrants and restricted stock awards based on the if-converted method	2,483	3,171	2,027
Weighted-average number of shares outstanding - diluted	294,170	291,709	292,421

For all periods presented, the computation of diluted earnings (losses) per share excluded outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares because their inclusion would have been anti-dilutive and because they were not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would have potentially diluted earnings (losses) per share were 12,452,263 and 11,763,048 shares during the three months ended March 31, 2013 and 2012, respectively; and 15,000,882 shares during the three months ended December 31, 2012. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants are included in our diluted earnings (losses) per share computation using the if-converted method of accounting.  Restricted stock is included in our basic and diluted earnings (losses) per share computation using the two-class method of accounting in all periods because such stock is considered a participating security.

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